SCHEDULE 14A
                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]


Check the appropriate box:
[ ]  Preliminary proxy statement.            [ ]  Confidential, for use of the
[X]  Definitive proxy statement.                  Commission only (as permitted
[ ]  Definitive additional materials.             by Rule 14a-6(e)(2)).
[ ] Soliciting material under Rule 14a-11(c) or Rule 14a-12.


                                MULTEX.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-(6)(i) (1) and 0-11.

     (1)  Title of each class of securities to which transaction applies.

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                [Multex.com logo]



April 30, 2002


Dear Multex Stockholder:

         On behalf of the Board of Directors of Multex.com, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, June 11, 2002 at 10:00 a.m. at our offices at 100 William Street, 7th Floor, New York, New York 10038.

         The purposes of this meeting are to elect three directors, ratify the appointment of Ernst & Young LLP as independent public accountants and act upon such other matters as may properly come before the Annual Meeting. You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about these proposals.

         You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

                                         Sincerely,



                                         ISAAK KARAEV
                                         Chairman of the Board and
                                         Chief Executive Officer

                                MULTEX.COM, INC.
                          100 William Street, 7th Floor
                            New York, New York 10038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Multex.com, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices, 100 William Street, 7th Floor, New York, New York, 10038 on June 11, 2002 at 10:00 a.m. for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect three Class III directors to serve until the 2005 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         Only stockholders of record at the close of business on April 18, 2002 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

         All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

         The Proxy Statement and the accompanying Proxy Card are being mailed beginning on or about May 1, 2002 to stockholders entitled to vote. The Company's 2001 Annual Report to Stockholders is being mailed with the Proxy Statement.

                                              By Order of the Board of Directors


                                              EDWARD C. FARGIS
                                              General Counsel and Secretary
New York, New York
April 30, 2002

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                MULTEX.COM, INC.
                          100 William Street, 7th Floor
                            New York, New York 10038

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 11, 2002

GENERAL

         This Proxy Statement is furnished to the stockholders of record of Multex.com, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Stockholders to be held on June 11, 2002. The Annual Meeting will be held at 10:00 a.m. at the Company's offices, 100 William Street, 7th Floor, New York, New York 10038. These proxy solicitation materials were first mailed on or about May 1, 2002 to all stockholders entitled to vote at the Annual Meeting.

VOTING

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 18, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 32,564,836 shares of the Company's Common Stock, par value $0.01, were issued and outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 18, 2002. Stockholders may not cumulate votes in the election of directors.

         The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspector of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

         If a quorum is present, the three nominees who receive the greatest number of votes properly cast will be elected as Class III Directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors.

         Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

PROXIES

         If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy Card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in this Proxy Statement, and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices at 100 William Street, 7th Floor, New York, New York 10038, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices no later than January 1, 2003 in order that they may be included in the Proxy Statement and Proxy Card relating to that meeting. Proposals should be sent to Multex.com, Inc., 100 William Street, 7th Floor, New York, NY 10038, Attention:
Corporate Secretary. In addition, any proposal for consideration at the 2003 Annual Meeting submitted by a stockholder outside of the processes of Rule 14a-8 will be considered untimely unless it is received by the Secretary of the Company at its principal executive offices by March 16, 2003. The proxy solicited by the Board of Directors for the 2003 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of stockholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director's term will be subject to the election and qualification of such director's successor, or the earlier death, resignation or removal of such director.

         The number of directors which shall constitute the whole Board is eight, as determined by resolution of the Board pursuant to the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. The Board currently consists of seven persons, and one vacancy in Class I, as follows:

        CLASS I                     CLASS II                    CLASS III
        -------                     --------                    ---------
(CURRENT TERM ENDS UPON      (CURRENT TERM ENDS UPON     (CURRENT TERM ENDS UPON
  2003 ANNUAL MEETING)        2004 ANNUAL MEETING)        THIS ANNUAL MEETING)
-----------------------      -----------------------     -----------------------
    I. Robert Greene            Lennert J. Leader             Isaak Karaev
    Maurice Miller*              Devin N. Wenig               John Tugwell
         VACANT                                             Homi M. Byramji**

----------
* On April 23, 2002, the Board appointed Maurice Miller as a Class I director to fill one of two vacancies existing in Class I.
** Homi M. Byramji is not standing for reelection and the Board has nominated
   Peter Job as Mr. Byramji's successor.

         The term of office for the three Class III directors listed above, Homi
M. Byramji, Isaak Karaev and John Tugwell, expires at this Annual Meeting. Mr. Byramji is not standing for reelection. The Board has selected Mr. Karaev, Mr. Tugwell and Mr. Peter Job as nominees for Class III directors to be elected at this Annual Meeting. The Class III directors elected will each serve for a term of three years, expiring at the 2005 Annual Meeting of Stockholders and subject to the due election and qualification of each of their successors. If this proposal is approved, the Board will consist of seven persons, with Class I consisting of two directors and one vacancy, Class II consisting of two directors and Class III consisting of three directors.

         The three nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the nominees named below. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR TERM ENDING UPON THE 2005 ANNUAL MEETING OF STOCKHOLDERS (CLASS
III)

         PETER JOB, 60, retired from Reuters Group in July 2001, where he had served as Chief Executive Officer since 1991. Sir Peter is a member of the Supervisory Board of Deutsche Bank, and a member of the boards of directors of the following companies: Shell Transport and Trading PLC, GlaxoSmithkline PLC, Instinet, Inc., Tibco Software Inc., and Schroders PLC. Sir Peter is also Chairman of the International Advisory Council of The Nasdaq Stock Market. He is a graduate of Exeter College, Oxford.

         ISAAK KARAEV, 55, co-founded Multex in April 1993 and has served as Chief Executive Officer and a director of Multex since that time. In addition, Mr. Karaev served as Chairman of the Board of Directors from Multex's inception to October 1996, and as President from September 2000 to September 2001. He has served as Chairman of the Board of Directors since April 1998. Before founding Multex, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of ADP from 1989 to April 1993.

         JOHN TUGWELL, 61, has served as a director of Multex since July 1999. Since October 1997, Mr. Tugwell has provided consulting services on strategic and financial issues to family-owned and middle market companies in the metropolitan New York region, including as Chairman and Chief Executive Officer of Stone Industries, Inc., a manufacturer of quarry stone and sand products. From April 1996 to April 1997, Mr. Tugwell served as President and Chief Executive Officer of Fleet Bank N.A. after its acquisition of NatWest Bancorp Inc. in 1996. Prior to this acquisition, Mr. Tugwell served as President and Chief Executive Officer of NatWest Bancorp, a 400-branch financial services company.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

         I. ROBERT GREENE, 42, has served as a director of Multex since July 1996. Since June 1999, he has been a Managing Partner at Flatiron Partners. From January 1999 through May 1999, Mr. Greene was a General Partner of Chase Capital Partners (now known as JP Morgan Partners), a global private equity organization. From August 1994 to December 1998, he was a Principal with Chase Capital Partners. From 1988 to July 1994, Mr. Greene was an Associate, a Director and a Principal of Prudential Equity Investors.

         MAURICE MILLER, 54, has served as a director of Multex since April 2002. For the past five years, Mr. Miller has been a director of various private companies, including Dean Clough Ltd., a West Yorkshire-based real property management and development company (since 1982); Salts Estates Ltd., a West Yorkshire-based real property company (since 1995); and Images and Editions Group Ltd., a Lincolnshire-based paper products company (since 1992). In addition, Mr. Miller is a Governor of Design Dimension, a charity focused on education in the United Kingdom. Design Dimension manages the FOCUS ON FOOD campaign in partnership with the Royal Society of Arts. Mr. Miller holds a degree in Economics from Leeds University (UK) and is a Fellow of the Institute of Chartered Accountants in England and Wales.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2004 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

         LENNERT J. LEADER, 47, has served as a director of Multex since December 1998. Mr. Leader is President of AOL Time Warner Ventures. From February 1998 to January 2001, Mr. Leader served as President of AOL Investments. Mr. Leader is also a member of the board of directors of iVillage, Inc. (Nasdaq: IVIL), an Internet-based programmer of content for women, and Viewpoint Corporation (Nasdaq: VWPT), a provider of rich media Internet technologies. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of America Online, Inc. from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining America

Online, Mr. Leader was Vice President, Finance, of Legent Corporation, a computer software and services company, from March 1989 to September 1989. He also served as Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and as Morino, Inc.'s Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. America Online, Inc., which is a subsidiary of AOL Time Warner Inc., is a stockholder of Multex.

         DEVIN N. WENIG, 35, has served as a director of Multex since February 2000. Mr. Wenig is President of the Investment Banking/Brokerage Division of Reuters Group PLC, which is an affiliate of Reuters Limited and Reuters America Inc., the latter of which is a significant stockholder of Multex. Reuters Limited and Multex operate Multex Investor Europe and Multex Investor Japan as joint ventures. Mr. Wenig is also Chairman of the board of directors of Nastech Pharmaceutical Company Inc., a biotech pharmaceutical company. Mr. Wenig has been serving from 1994 through the present in various management positions at Reuters, including most recently as President of Reuters Information. Prior to joining Reuters, Mr. Wenig practiced law at the New York firm of Cravath, Swaine & Moore from 1991 to 1994.

NON-CONTINUING DIRECTOR

         HOMI M. BYRAMJI, 49, has served as a Senior Vice President and a director of Multex.com and President of Market Guide Inc. since September 1999. Prior to joining Multex.com, Mr. Byramji had been the President and Chief Executive Officer of Market Guide since 1992. Mr. Byramji is not standing for reelection.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors held five meetings and acted by unanimous written consent on seven occasions during the fiscal year ended December 31, 2001 (the "2001 Fiscal Year"). The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors does not have a nominating committee. Except for Mr. Wenig, each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2001 Fiscal Year.

         The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our auditors and our accounting practices. The members of the Audit Committee are Messrs. Greene, Leader and Tugwell (Chairman). The Audit Committee held six meetings during the 2001 Fiscal Year.

         The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our senior officers and oversees the Company's overall compensation philosophy and objectives. The Compensation Committee also oversees the administration of our various incentive compensation, stock and benefit plans. The members of the Compensation Committee are Messrs. Greene (Chairman), Miller and Tugwell. The Compensation Committee held four meetings during the 2001 Fiscal Year.

         The Executive Committee of the Board of Directors meets periodically with management to advise upon and consider strategic and financial developments that may arise between the regularly scheduled Board meetings. The members of the Executive Committee are Messrs. Greene, Karaev (Chairman) and Tugwell. The Executive Committee held four meetings during the 2001 Fiscal Year.

DIRECTOR COMPENSATION

         In 2001, we did not compensate directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors, but we did reimburse non-employee directors for their reasonable travel expenses incurred in connection with attending these meetings.

         Under the Automatic Option Grant Program of our 1999 Stock Incentive Plan, and subject to the last sentence of this paragraph, each individual who served as a non-employee member of the Board of Directors on the date the underwriting agreement entered into in connection with our initial public offering was executed and who was not previously in our employ received at that time an option to purchase 12,000 shares of Common Stock with an exercise price equal to $14.00 per share. Each individual who first joined the Board of Directors after the completion of our initial public offering but prior to December 31, 2001 as a non-employee member of the Board of Directors also received an option grant for 12,000 shares of Common Stock at the time of his commencement of service on the Board of Directors, provided such individual had not otherwise been in our prior employ. In addition, at each annual meeting of stockholders prior to the 2002 annual meeting, each individual who was to continue to serve as a non-employee member of the Board of Directors received an option to purchase 3,750 shares of Common Stock, whether or not such individual had been in our prior employ. However, any non-employee member of the Board of Directors who, directly or indirectly, was a 5% or greater stockholder or was affiliated with or a representative of a 5% or greater stockholder was not be eligible to receive any options under the Automatic Option Grant Program.

         Commencing in 2002, non-employee members of the Board of Directors will receive an annual stipend of $40,000 in lieu of option grants under the 1999 Stock Incentive Plan. In addition, members of the Executive Committee will receive an additional $8,000 per annum; members of the Audit Committee will receive $3,000 per annum ($6,000 for the Chairman of the Audit Committee); and members of the Compensation Committee will receive $2,000 per annum ($5,000 for the Chairman of the Compensation Committee). Each non-employee director shall be paid on a quarterly basis, in arrears, in cash or in shares of the Corporation's common stock, in the discretion of each respective director. Non-employee directors who elect to receive their quarterly stipend in the form of common stock shall receive a premium equal to 20% of such quarterly stipend amount. Each director's right to receive payment of the annual stipend is conditioned upon attendance, in person or via videoconference or teleconference, of at least 75% of the regular meetings of the Board. Personal attendance at such meetings is strongly preferred. Any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder is not be eligible to receive the annual stipend described herein.

STOCKHOLDER APPROVAL

         Directors shall be elected by the affirmative vote of a plurality of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR the election of the three nominees listed above.

                                  PROPOSAL TWO

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors has appointed the firm of Ernst & Young LLP to serve as independent public accountants for the Company during the fiscal year ending December 31, 2002, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP has served as the Company's independent public accountants since its initial public offering and is considered by management to be well qualified.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

         A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP FOR SERVICES RENDERED DURING THE 2001 FISCAL YEAR

         AUDIT FEES

         Ernst & Young's fees for the fiscal year 2001 annual audit were approximately $345,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The Company paid no financial information systems design and implementation fees to Ernst & Young LLP during the fiscal year ended December 31, 2001.

         ALL OTHER FEES

         All other fees were approximately $560,000, including audit related services of approximately $20,000 and non-audit related services, primarily tax related, of approximately $540,000. Audit related services generally include fees for mergers and acquisitions advisory services, accounting consultations and employee benefit plan audit services.

         We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee of the Board of Directors has considered and is satisfied that the provision of the services covered by the category "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2002.

                                  OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

                             OWNERSHIP OF SECURITIES

         The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 18, 2002, by:

         o each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;

         o    each of our directors and nominees for director;

         o each of our executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement; and

         o    each of our directors and executive officers as a group.

         The following table gives effect to the shares of common stock issuable within 60 days of April 18, 2002 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 32,564,836 shares of common stock outstanding at April 18, 2002. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Multex.com, Inc., 100 William Street, 7th Floor, New York, New York 10038.

                                                     NUMBER OF SHARES      PERCENTAGE OF COMMON
NAME AND ADDRESS                                     BENEFICIALLY OWNED      STOCK OUTSTANDING
-----------------------------------------            ------------------    --------------------
5% STOCKHOLDERS
Liberty Wanger Asset Management, L.P. (1)...........      3,600,000               11.1%
Merrill Lynch & Co., Inc. (2) ......................      2,519,240                7.4%
Dimensional Fund Advisers Inc. (3)..................      2,052,300                6.3%
Munder Capital Management (4).......................      1,960,900                6.0%
Reuters Group PLC (5)...............................      1,944,445                6.0%
State of Wisconsin Investment Board (6).............      1,901,600                5.8%

DIRECTORS AND EXECUTIVE OFFICERS
Isaak Karaev (7)....................................      1,702,410                5.1%
Christopher F. Feeney (8)...........................        131,162                *
Jeffrey S. Geisenheimer (9).........................         46,611                *
Mikhail Akselrod (10)...............................        102,372                *
Gregg B. Amonette (11)..............................        204,157                *
Homi M. Byramji (12)................................        455,379                1.4%
John J. Mahoney (13)................................        310,798                1.0%
I. Robert Greene (14)...............................         86,544                *
Peter Job...........................................              0                *
Lennert J. Leader (15)..............................        436,250                1.3%
Maurice Miller......................................              0                *
John Tugwell (16)...................................         38,400                *
Devin N. Wenig (17).................................      1,944,445                6.0%
Directors and Executive Officers as a
  group (13 persons)(18)............................      5,458,528               16.0%

----------
* Less than 1%.

(1) Based on the Schedule 13G (Amendment No. 1) filed with the Securities and Exchange Commission on February 14, 2002 for the year ended December 31, 2001 by Liberty Wanger Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc. ("WAM GP") and Liberty Acorn Trust ("Acorn"). The address for each of WAM, WAM GP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

     WAM and its general partner WAM GP have shares voting and investment power over 3,600,000 shares, which includes 3,100,000 shares acquired on behalf of its discretionary client Acorn. Acorn shares voting and investment power over these 3,100,000 shares with WAM and WAM GP.

(2) Based in part on the Schedule 13G filed with the Securities and Exchange Commission on August 13, 2001 by Merrill Lynch & Co., Inc. ("ML"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Merrill Lynch Group, Inc. ("MLG") and ML IBK Positions, Inc. ("MLIBK"). The address for each of ML, MLPFS, MLG and ML IBK is 222 Broadway, 17th Floor, New York, New York 10038.

     MLIBK, a wholly-owned subsidiary of MLG, which itself is a wholly-owned subsidiary of ML, owns 1,200,000 shares of common stock. MLIBK, MLG and ML share voting and investment power over these shares. MLPFS, a wholly-owned subsidiary of ML, holds an immediately-exercisable warrant convertible into 1,319,240 shares of common stock. MLPFS and ML share voting and investment power over the shares subject to the warrant.

(3) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002 for the year ended December 31, 2001 by Dimensional Fund Advisors Inc. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional has sole voting and investment power over the shares, which are owned by four investment companies to which Dimensional furnishes investment advice and by certain other commingled group trusts and separate accounts of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of the shares.

(4) Based on the Schedule 13G (Amendment No. 1) filed with the Securities and Exchange Commission on February 12, 2002 for the year ended December 31, 2001 by Munder Capital Management ("Munder"). The address for Munder is Munder Capital Center, 480 Pierce Street, Suite 300, P.O Box 3043, Birmingham, Michigan 48012-3043. Munder has sole voting power of 1,899,600 shares of common stock and sole investment power of 1,960,900 shares of common stock.

(5) Based on the Schedule 13G filed with the Securities and Exchange Commission on September 21, 2000 for the year ended December 31, 1999 by Reuters Group PLC, for and on behalf of itself, Reuters Investments Limited, Reuters Holdings Limited, Reuters Limited, Reuters Group Overseas Holdings (UK) Limited, Reuters Overseas Holdings BV, Reuters International Holdings Sarl, Reuters America Holdings Inc. and Reuters America Inc. (together with Reuters Group PLC, the "Reuters Entities"). The address for Reuters America Inc. and Reuters America Holdings Inc. is 1700 Broadway, 4th Floor, New York, New York 10019. The address for Reuters Group PLC, Reuters Investments Limited, Reuters Holdings Limited, Reuters Limited and Reuters Group Overseas Holdings (UK) Limited is 85 Fleet Street, London EC4P 4AJ, England. Reuters International Holdings Sarl is located at 153 route de Thonon, 1245 Collonge-

     Bellerive, Geneva, Switzerland. Reuters Overseas Holdings BV is located at Drentestraat 11, 1083 HK Amsterdam, The Netherlands.

     Reuters America Inc. is a wholly-owned subsidiary of Reuters America Holdings Inc., which is a wholly-owned subsidiary of Reuters International Holdings Sarl which is a wholly-owned subsidiary of Reuters Overseas Holdings BV, which is a wholly-owned subsidiary of Reuters Group Overseas Holdings (UK) Limited, which is a wholly-owned subsidiary of Reuters Limited, which is a wholly-owned subsidiary of Reuters Holdings Limited, which is a wholly-owned subsidiary of Reuters Investments Limited which is a wholly-owned subsidiary of Reuters Group PLC. The Reuters Entities each have shared voting and investment power of 1,944,445 shares of common stock and no sole voting or investment power.

(6) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002 for the year ended December 31, 2001 by the State of Wisconsin Investment Board. The address for the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(7) Includes 775,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(8) Includes 125,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(9) Includes 46,250 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(10) Includes 73,625 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(11) Includes 190,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(12) Includes 16,125 shares of common stock owned by members of Mr. Byramji's immediate family and 150,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(13) Includes 131,875 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(14) Includes 670 shares of common stock owned by Mr. Greene's wife. Also includes 29,462 shares of common stock held by Flatiron Fund 1998/99, LLC, of which Mr. Greene is a managing member. Mr. Greene disclaims beneficial ownership of the Flatiron shares except to the extent of his pecuniary interest therein, if any. Also includes 35,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(15) Includes 400,000 shares of common stock beneficially owned by AOL Time Warner Inc. and registered in the name of America Online Inc. Mr. Leader serves as President of AOL Time Warner Ventures, an affiliate of AOL Time Warner Inc. In this capacity, Mr. Leader may be deemed to be a beneficial owner of these shares. He disclaims beneficial ownership of these shares. Also includes 35,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002. Mr. Leader is contractually obligated to transfer any shares acquired upon exercise of his stock options to AOL Time Warner Inc. Also includes 500 shares held by The Lennert J. Leader Trust.

(16) Includes 35,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

(17) Consists of 1,944,445 shares of common stock held by Reuters America Inc. Mr. Wenig is President of the Investment Banking/Brokerage Division of Reuters Group PLC, an affiliate of Reuters America Inc. In this capacity, Mr. Wenig may be deemed to be a beneficial owner of these shares. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any.

(18) Includes 1,599,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2002.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

         The executive officers of the Company, and their ages and positions as of April 18, 2002 are as follows:

NAME                         AGE   POSITION WITH THE COMPANY
--------------------------   ---   -------------------------------------------------
Isaak Karaev..............   55    Chief Executive Officer
Christopher F. Feeney.....   46    President
Jeffrey S. Geisenheimer...   36    Senior Vice President and Chief Financial Officer
Mikhail Akselrod..........   47    Senior Vice President, Development
Gregg B. Amonette.........   49    Executive Vice President, Corporate Development
Homi M. Byramji...........   49    Senior Vice President, Market Guide
John J. Mahoney...........   42    Senior Vice President, Chief Technology Officer

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         CHRISTOPHER F. FEENEY has served as Multex's President since September 2001. Between April 2000 and September 2001, Mr. Feeney was our Chief Operating Officer. Prior to joining Multex, Mr. Feeney was Managing Director, Information Technology of Banc of America Securities LLC from September 1997 until joining Multex in April 2000. From March 1989 until September 1997, Mr. Feeney served in various capacities at ADP, including most recently as Vice President of Account Management.

         JEFFREY S. GEISENHEIMER has served as Multex's Senior Vice President and Chief Financial Officer since December 2001. Prior to that, Mr. Geisenheimer had served as our Vice President, Finance, since October 1999. Mr. Geisenheimer was Chief Financial Officer of Market Guide Inc. from April 1996 until September 1999 (when it was acquired by Multex).

         MIKHAIL AKSELROD has served as Multex's Senior Vice President, Development since August 1999. He also served as Multex's Vice President, Operations from April 1997 to August 1999. Mr. Akselrod joined Multex in April 1993.

         GREGG B. AMONETTE has served as Multex's Executive Vice President, Corporate Development since January 2002, and also served as Executive Vice President, Global Business Units from January 2001 until January 2002, as Senior Vice President, Global Sales from June 1999 until January 2001, as Senior Vice President Sales and Marketing between December 1998 and June 1999, and as Multex's Vice President, Sales and Marketing from August 1996 to December 1998. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Software, Inc. and a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

         JOHN J. MAHONEY has served as Multex's Senior Vice President, Chief Technology Officer since September 2000, and previously served as Senior Vice President, Product Management from December 1998 until September 2000, and also served as Multex's Vice President, Product Development from August 1994 to December 1998. Prior to joining Multex, Mr. Mahoney was Vice President of Workstation Products in the Brokerage Services Information Group of ADP from 1987 to March 1993.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth all compensation earned by the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company whose salary and bonus for the 2001 Fiscal Year was in excess of $100,000. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2001 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION (1)       LONG-TERM COMPENSATION AWARDS
                                                   -------------------------------    ------------------------------
                                                                                                         SECURITIES
                                                                                        RESTRICTED       UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR     SALARY ($)   BONUS ($)    STOCK AWARDS ($)   OPTIONS (#)

Isaak Karaev.....................................  2001      254,000          --               --         350,000
Chief Executive Officer                            2000      250,000          --          599,989         200,000
                                                   1999      200,000     250,000               --              --

Christopher F. Feeney (2)........................  2001      200,000          --               --          60,000
President                                          2000      130,769     150,000          179,997         250,000
                                                   1999           --          --               --              --

Homi M. Byramji (3)..............................  2001      226,000          --               --          40,000
Senior Vice President, Market Guide                2000      200,000          --          239,996              --
                                                   1999      200,000          --               --         150,000

John J. McGovern (4).............................  2001      187,000          --               --         180,000
Former Chief Financial Officer                     2000      187,000     190,000          113,997          20,000
                                                   1999       20,077          --               --         200,000

John J. Mahoney..................................  2001      182,000          --               --          50,000
Chief Technology Officer                           2000      187,000          --          239,996              --
                                                   1999      153,077     100,000               --         100,000

Gregg B. Amonette................................  2001      187,000          --               --         130,000
Executive Vice President, Corporate Development    2000      187,000     150,000          155,992              --
                                                   1999      163,462     228,000               --         100,000

----------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer above is less than 10% of the total annual salary and bonus of that Named Executive Officer.

(2) Mr. Feeney joined Multex and assumed the position of Chief Operating Officer on May 1, 2000. Mr. Feeney became President in September 2001.

(3) Mr. Byramji joined Multex following the acquisition of Market Guide Inc. on September 23, 1999 and became Senior Vice President and member of the Board of Directors.

(4) Mr. McGovern joined Multex and assumed the position of Chief Financial Officer on November 16, 1999. Mr. McGovern left Multex in December 2001. In addition to his 2001 base salary, Mr. McGovern received a lump sum severance payment of $130,000 and an option to purchase 100,000 shares of Multex common stock as part of his separation agreement with Multex.

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         The following table sets forth information regarding options granted to the Named Executive Officers during the 2001 Fiscal Year. We have never granted any stock appreciation rights.

                                                             INDIVIDUAL GRANTS (1)
                           ----------------------------------------------------------------------------------------
                            NUMBER OF       PERCENT OF
                           SECURITIES     TOTAL OPTIONS                                 POTENTIAL REALIZABLE VALUE
                           UNDERLYING       GRANTED TO      EXERCISE                    AT ASSUMED ANNUAL RATES OF
                             OPTIONS       EMPLOYEES IN    PRICE PER    EXPIRATION     STOCK PRICE APPRECIATION FOR
NAME                       GRANTED (#)       2001 (2)      SHARE ($)       DATE             OPTION TERM ($) (3)
-------------------------  -----------    -------------    ---------    ----------     ----------------------------
                                                                                            5%               10%
                                                                                       -----------      -----------
Isaak Karaev.............     200,000         5.46%          $15.125      01/23/11       1,902,406       4,821,071
                              150,000         4.09%            $4.62      10/16/11         435,824       1,104,464
Christopher F. Feeney....      60,000         1.64%            $4.62      10/16/11         174,330         441,785
Homi M. Byramji..........      40,000         1.09%            $4.62      10/16/11         116,220         294,524
John J. McGovern (4).....      80,000         2.18%          $15.125       1/11/11         760,963       1,928,428
                              100,000         2.73%            $2.12       9/18/02          10,600          21,200
John J. Mahoney..........      50,000         1.36%            $4.62      10/16/11         145,275         368,155
Gregg B. Amonette........     100,000         2.73%          $12.375       1/11/11         778,257       1,972,256
                               30,000         0.82%            $4.62      10/16/11          87,165         220,893

----------

(1) All options were granted pursuant to our 1999 Stock Incentive Plan. All options shown in this table become exercisable at a rate of 25% annually over four years from the date of grant, except that the grant of options to purchase 100,000 shares to Mr. McGovern was fully vested when granted, pursuant to the terms of his separation arrangements with Multex (see note
     4).

(2) In the 2001 Fiscal Year, we granted options to employees to purchase an aggregate of 3,664,500 shares of Common Stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of our Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(4) Mr. McGovern joined Multex and assumed the position of Chief Financial Officer on November 16, 1999. Mr. McGovern left Multex in December 2001. The grant of 100,000 shares to Mr. McGovern in connection with his separation from Multex has a term of one year from the date of grant. Mr. McGovern's grant of 80,000 shares was canceled upon his separation from Multex.

       AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2001 AND
                         FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning options to purchase Common Stock exercised by the Named Executive Officers during the 2001 Fiscal Year and the number and value of unexercised options held by each of the executive officers at December 31, 2001.

                                                           NUMBER OF SECURITIES
                             SHARES                       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                          ACQUIRED ON      VALUE       OPTIONS AT DECEMBER 31, 2001    MONEY OPTIONS AT DECEMBER
NAME                      EXERCISE (#)  REALIZED ($)                (#)                     31, 2001 ($) (1)
------------------------  ------------  ------------  -----------------------------   ----------------------------
                                                      EXERCISABLE   UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                                                      -----------   -------------     -----------    -------------
Isaak Karaev.............      --           --          675,000        500,000         1,481,250          --
Christopher F. Feeney....      --           --           62,500        247,500                --          --
Homi M. Byramji..........      --           --          150,000         90,000                --          --
John J. McGovern.........      --           --          100,000             --           238,000          --
John J. Mahoney..........      --           --          131,875         54,375            75,000          --
Gregg B. Amonette........      --           --          190,000        134,375           125,000          --

----------
(1) The last quoted bid price of Multex's Common Stock on the Nasdaq National Market on December 31, 2001 was $4.50 per share.

EMPLOYMENT CONTRACTS AND NON-COMPETITION AGREEMENTS

         None of our executive officers have an employment agreement, although all of our executive officers have entered into agreements that contain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting these officers from competing with Multex during their employment with us and for a period of nine months after termination of their employment with us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Messrs. Greene, Miller and Tugwell, none of whom has been an officer or employee of Multex at any time since our inception. No executive officer of Multex serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to the compensation of our executive officers.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. It is the duty of the Compensation Committee to review and approve the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer; to establish the general compensation policies for such individuals; and to oversee the Company's overall compensation philosophy and objectives.

         The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

         GENERAL COMPENSATION POLICY. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance. In addition, the Company's compensation arrangements are designed to attract and retain highly skilled individuals in a very competitive environment. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary. The Compensation Committee believes that the Company should provide officers with strong financial incentives towards the achievement of corporate and personal performance goals.

         FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2001 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         BASE SALARY. In setting base salaries, the Compensation Committee relied in part on certain published compensation survey data for the Company's industry that it had initially reviewed in 2000. The base salary for each executive officer reflects the salary levels for comparable positions in comparable companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual. Each executive officer's base salary is reviewed each year on the basis of (i) management's recommendations to the Compensation Committee regarding the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability are also important factors in determining the base salaries of executive officers. Given the worldwide recession and its impact on the Company's earnings in 2001, no executive officers were granted salary increases at the beginning of 2002.

         ANNUAL INCENTIVES. Multex did not achieve its anticipated level of profitability in 2001. Based on the Company's performance for the 2001 Fiscal Year, no cash and/or restricted stock bonuses were awarded to the executive officers named in the Summary Compensation Table, or to other officers of the

Company. The decision not to grant annual cash bonuses to the executive officers of the Company for fiscal year 2001 was based on the actual financial performance of the Company in comparison to the Company's business plan, with emphasis given to the Company's progress towards sustainable profitability.

         LONG TERM INCENTIVES. In general, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Generally, each option becomes exercisable in a series of installments over a 4-year period, contingent upon the officer's continued employment with the Company. However, certain options granted to executive officers become exercisable based on achievement of targets relating to revenue growth and progress toward profitability. In all cases, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

         The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the need to retain skilled and qualified individuals in its executive management team, as well as the number of unvested options held by each individual executive officer, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

         CEO COMPENSATION. In setting the total compensation payable to the Company's Chief Executive Officer for the 2001 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similar companies, while at the same time assuring that a significant percentage of compensation was tied to Company performance.

         Isaak Karaev's base salary for the 2001 Fiscal Year was set at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Karaev's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. However, given the worldwide recession and its impact on the Company's earnings in 2001, Mr. Karaev requested that he receive no salary increase for 2002 and the Compensation Committee honored this request.

         The remaining components of Mr. Karaev's 2001 Fiscal Year compensation were primarily dependent upon corporate performance. Mr. Karaev was eligible for a cash bonus for the 2001 Fiscal Year, conditioned on the Company's attainment of certain goals, with additional consideration to be given to individual business plan objectives. As a result of the worldwide recession and global economic conditions generally, those goals and objectives were not entirely achieved and, accordingly, no cash bonus was awarded. Mr. Karaev was awarded options to purchase 350,000 shares of common stock during the 2001 fiscal year.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2001 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the 2002 Fiscal Year will exceed that limit. The Company's 1999 Stock Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

         It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

         SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

                  I. ROBERT GREENE
                  JOHN TUGWELL


         APRIL 23, 2002

                             STOCK PERFORMANCE GRAPH

         The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and a composite of the following peer group companies: EDGAR Online, Inc., Factset Research Systems Inc., Hoover's, Inc., MarketWatch.com, Inc., OneSource Information Services, Inc., Reuters Group PLC (American Depositary Receipts) and TheStreet.com, Inc.

                            TOTAL STOCKHOLDER RETURN

                                [GRAPH OMITTED]

                              MONTHS ENDING
  17Mar99   Jun99   Oct99   Feb00   Jun00   Oct00   Feb01   Jun01   Oct01
  -------   -----   -----   -----   -----   -----   -----   -----   -----


Notes:

(1) The graph covers the period from March 17, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 2001.

(2) The graph assumes that $100 was invested in the Company on March 17, 1999, in the Company's Common Stock and in each index or composite, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE BY REFERENCE THIS PROXY STATEMENT OR FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES, THE COMPENSATION COMMITTEE REPORT, THE AUDIT COMMITTEE REPORT, REFERENCE TO THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS AND THE STOCK PERFORMANCE GRAPH ARE NOT DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY OF THOSE PRIOR FILINGS OR INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors oversees the Company's financial reporting process. The Company's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Each of the three members of the Audit Committee is "independent," as defined under the listing standards of the Nasdaq National Market, and at least one member has accounting or related financial management expertise. The Audit Committee operates under a written charter adopted by the Board of Directors. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company's Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditor's independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, which were received from Ernst & Young LLP.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held six meetings during fiscal year 2001.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

         SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

                  JOHN TUGWELL, AUDIT COMMITTEE CHAIRMAN
                  I. ROBERT GREENE, AUDIT COMMITTEE MEMBER
                  LENNERT J. LEADER, AUDIT COMMITTEE MEMBER


         APRIL 23, 2002

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REUTERS AGREEMENTS

         Reuters Limited and its affiliates ("Reuters") entered into an agreement with Multex governing a significant new business relationship between the parties and terminated one significant business relationship during 2001. The parties also continued to work together under various agreements governing several existing business relationships. Further, Reuters and Multex renegotiated an agreement governing one existing significant business relationship during the first quarter of 2002 and are currently in the process of negotiating a buy-out of an existing relationship. The significant agreements and the underlying business relationships are described briefly below.

         During 2001, Multex and Reuters continued their ongoing business relationship pursuant to which Multex provides its MultexNET, MultexNET-On-Demand, and Market Guide Fundamental Data products to Reuters and to Reuters' customers via certain Reuters products. At the end of the first quarter of 2001, Multex entered into an agreement to provide its Global Earnings Estimates product to Reuters for inclusion in certain Reuters products and distribution to certain Reuters customers. Under the terms of the governing agreements, which terms remained unchanged in 2001, Multex and Reuters either share the revenues generated from sales of these products (MultexNET and MultexNET-On-Demand), or Multex receives a royalty or flat fee from Reuters (Market Guide Fundamental Data and Multex Global Earnings Estimates). Each of these agreements has automatic renewal provisions, with the Market Guide Fundamental Data agreement scheduled to be renegotiated during 2002. Multex and Reuters also continued to work together in the distribution of certain Multex products through Factiva, which is a joint venture between Reuters and Dow Jones. In the first quarter of 2001, Reuters decided to terminate the Reuters Instinet retail brokerage site, which was being developed and hosted by Multex. Multex and Reuters agreed on a buy-out of the remaining contract term. Reuters Instinet has also decided to terminate the institutional investor site that was being developed and hosted by Multex. The parties are currently negotiating the financial terms of a contract buy-out.

         During 2001, Reuters and Multex continued to work together under their joint venture agreements to operate Multex Investor Europe and Multex Investor Japan. These joint ventures extend Multex's Multex Investor products and services into the European and Asian markets, and are the exclusive vehicles for such products and services in certain countries in those regions. Multex and Reuters are equal partners in each of these joint ventures and will share equally in any net revenues generated from them. In each case, Reuters' contribution to the equity of the joint venture consisted mainly of cash, and Multex's contribution consisted mainly of services and royalty-free licenses of intellectual property rights. Each party is being paid for certain services, licenses, and products provided to the joint ventures, with the majority of such paid services, licenses, and products being provided by Multex. The joint ventures are each jointly governed and operated, though each is an independent legal entity.

         Also during 2001, Multex continued to host a fixed income destination website for Reuters and its institutional clients. Multex receives ongoing development and hosting fees pursuant to the parties' agreement.

         During the first quarter of 2002, Multex and Reuters renegotiated an agreement whereby Multex receives certain data services from Reuters for inclusion in Multex's products and services. Under the terms of the multi-year agreement, Multex pays Reuters a fixed monthly fee for such use.

         We believe that the terms of the agreements with Reuters governing these business relationships are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party. Reuters and its affiliates (not including Multex Investor Europe or Multex Investor Japan) paid Multex an aggregate of approximately $7,430,000 in 2001. In addition, Multex Investor Europe paid

Multex an aggregate of approximately $2,200,000 and Multex Investor Japan paid Multex an aggregate of $720,000. Multex paid Reuters an aggregate of approximately $1,600,000 for data services in 2001. Mr. Devin Wenig, who became a director of Multex in February 2000, is an officer of Reuters, and Mr. Peter Job, a current nominee for director (as set forth further above), was Reuters' Chief Executive Officer until July 2001.

AMERICA ONLINE AGREEMENTS

         During 2001, Multex continued to work closely with AOL Time Warner, Inc. ("AOLTW"), one of our stockholders. Since 1998, AOLTW has provided Multex a position as an exclusive anchor tenant for brokerage research on the America Online Personal Finance channel, giving us prominent placement on the channel, a programming presence on other screens within the America Online service, and links from those locations back to Multex Investor. For several years now, Multex has provided AOLTW with Multex's Market Guide fundamental data and other content for use on various AOLTW online properties. In consideration of the anchor tenant position, we paid AOLTW a carriage fee of $1.8 million in eight equal installments, which began in February 1999 and ended in February 2001. Payment of a prorated carriage fee (at the same quarterly rate of $225,000) continued through February 2002. AOLTW paid Multex approximately $350,000 pursuant to the Market Guide data license during 2001, and $20,000 per month during the first quarter of 2002. AOLTW and Multex are currently in the process of restructuring both of these business relationships. In the interim, the parties have agreed to continue to provide each other with the respective services in a barter arrangement whereby no money changes hands.

         Also during 2001, through the end of August when the business relationship concluded, Multex, through its Sage Online subsidiary, paid AOLTW approximately $300,000 in carriage fees relating to America Online's distribution of Multex's Sage Online content. Multex discontinued the Sage Online business during 2001.

         We believe that the terms of the agreements with AOLTW are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

         Mr. Lennert J. Leader, who is one of our directors, is the President of AOL Time Warner Ventures, an affiliate of AOLTW.

MERRILL LYNCH AGREEMENTS

         In December 1999, Multex entered into a multi-year strategic relationship with Merrill Lynch to develop and host global research and information Web sites that now include sites for various Merrill Lynch entities and clients of Merrill Lynch's institutional businesses. As part of this relationship, Multex (i) sold, for a purchase price of $400,000, warrants to purchase 100,000 shares of Multex's common stock at an exercise price of $20 per share; and (ii) sold, for a purchase price of $100,000, warrants to purchase 1,500,000 shares of Multex's common stock at an exercise price of $20 per share. The warrants vest based on certain performance and renewal criteria and will be accounted for at their fair market value on the date when the performance is complete.

         On February 1, 2000, Multex (i) issued 1,000,000 shares of common stock to Merrill Lynch at a purchase price of $21.60 per share; (ii) issued vested warrants to purchase 750,000 shares of Multex's common stock with an exercise price of $50 per share; and (iii) purchased technology from Merrill Lynch for $500,000 and 200,000 shares of Multex common stock.

         During 2001, Multex continued to provide various development, hosting, and content services to Merrill Lynch pursuant to these agreements. Multex has received revenues from Merrill Lynch that have accounted for approximately 10.2%, 13.5% and 11.1% of Multex's revenues in fiscal 1999, 2000 and 2001, respectively. We believe that the terms of the agreements with Merrill Lynch are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of Section 16(a) reports which Multex has received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the fiscal year ended December 31, 2001, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2001, Multex believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock, except that Homi M. Byramji filed one late report regarding two purchases of Common Stock.


                                  ANNUAL REPORT

         A copy of the Annual Report of the Company for the 2001 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.


                                    FORM 10-K

         The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on April 1, 2002. Stockholders may obtain a copy of this report, without charge, by writing to Jeffrey S. Geisenheimer, Chief Financial Officer, at the Company's principal executive offices located at 100 William Street, 7th Floor, New York, New York 10038.

                                              By Order of the Board of Directors



                                              EDWARD C. FARGIS
                                              General Counsel and Secretary
Dated: April 30, 2002

                                MULTEX.COM, INC.

                                      PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 11, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                MULTEX.COM, INC.


         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 11, 2002 and the Proxy Statement and appoints Isaak Karaev, Chief Executive Officer, and Edward C. Fargis, General Counsel and Secretary, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Multex.com, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 100 William Street, 7th Floor, New York, New York 10038 on Tuesday, June 11, 2002 at 10:00 a.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

         1. To elect three Class III directors to serve for a three-year term ending in the year 2005 and until each of their successors are duly elected and qualified;

          Peter Job         [ ] FOR all nominees listed at left   [ ] WITHHOLD AUTHORITY TO VOTE
          Isaak Karaev          (except as written below to the       for all nominees listed at left
          John Tugwell          contrary)

                                __________________________________    Instruction: To withhold authority to
                                                                      vote for an individual nominee, write the
                                                                      nominee's name in the space provided at left.

         2.       [ ] FOR [ ] AGAINST [ ] ABSTAIN      To ratify the appointment
                  of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.

         3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

         The Board of Directors recommends a vote IN FAVOR OF the director nominees listed above and a vote IN FAVOR OF the listed proposal. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE (INCLUDING NOT WITHHOLDING AUTHORITY TO VOTE FOR ANY NOMINEE), THIS PROXY WILL BE VOTED IN FAVOR OF THE DIRECTOR NOMINEES LISTED ABOVE AND IN FAVOR OF THE LISTED PROPOSAL.

         Please print the name(s)
         appearing on each share
         certificate(s) over which
         you have voting authority:   __________________________________________
                                             (Print name(s) on certificate)

         Please sign your name:________________________________ Date:___________
                                 (Authorized Signature(s))